EXHIBIT 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”) is entered into as of July 9, 2013 by and among TNP SRT SECURED HOLDINGS, LLC, a Delaware limited liability company (the “Company”), TNP STRATEGIC RETAIL TRUST, INC., a Maryland corporation (“REIT”) and TNP STRATEGIC RETAIL OPERATING PARTNERSHIP, L.P., a Delaware limited partnership and sole member of the Company (“OP”) (REIT and OP collectively referred to herein as “Parent”), and SRT SECURED HOLDINGS MANAGER, LLC, a Delaware limited liability company (“Purchaser”).

In consideration of the mutual promises, covenants and conditions hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Purchase and Sale of Membership Interest.

1.1 Sale and Issuance of Membership Interest. Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase, and the Company agrees to sell and issue to Purchaser, at the Closing, a twelve percent (12.0%) membership interest in the Company (the “Interest”).

1.2 Purchase Price.

(a) The purchase price for the Interest (“Purchase Price”) due at Closing shall be $1,929,088.00.

(b) On or before the date that is sixty (60) days following the Closing Date, the parties hereto shall calculate and agree upon the amount of Net Other Assets. For the purposes of this Agreement, “Net Other Assets” means cash plus any billed and collectable receivables, plus prepaid expenses, less all accrued expenses, accounts payable, security deposits and prepaid rents, in each case as of the Closing Date. If the Net Other Assets amount is positive, Purchaser shall promptly pay 12% of such amount as a post-closing adjustment to the Purchase Price and its capital contributions to the Company shall be amended to reflect that additional contribution. If the Net Other Assets amount is negative, then (x) the Company shall promptly refund 12% of such shortfall in cash to Purchaser as a post-closing adjustment to the Purchase Price and its capital contributions to the Company shall be amended to reflect such reduction and (y) Parent shall promptly pay and contribute 12% of such shortfall in cash to the Company. In addition to any other remedies available at law or hereunder, (i) if the Parent fails to pay any post-closing amounts due hereunder, any distributions that would otherwise have been paid to Parent under the terms of the Company’s operating agreement shall be retained by the Company up to the amount of the shortfall and (ii) if the Purchaser fails to pay any post-closing adjustment due hereunder, the Company shall redirect any distributions that would otherwise go to Purchaser up to the amount of the shortfall to the Parent and such amounts shall be deemed to be capital contributions to the Company by the Purchaser.

1.3 The Closing. The closing of the purchase and sale of the Interest (the “Closing”) shall take place at the offices of Boutin Jones Inc., 555 Capitol Mall, Suite 1500, Sacramento, California, 95814, at 10:00 a.m., local time, on July __, 2013, or at such other time and place as the Company and Purchaser mutually agree upon orally or in writing (which time and place are designated as the “Closing Date”).

1.4 Closing Deliveries. At the Closing, Purchaser shall deliver the Purchase Price without adjustment for Net Other Assets to the Company by wire transfer of immediately available funds.

2. Representations and Warranties of the Company and Parent. Each of the Company and Parent hereby represents and warrants to Purchaser as of the date of this Agreement (except as to Section 2.18, which shall be as of the date of completion of the post-closing purchase price adjustment contemplated in Section 1.2(b) above) that, except as set forth on the Disclosure Schedules attached hereto as Exhibit C (the “Disclosure Schedules”):

2.1 Organization and Good Standing. The Company is a limited liability company, the REIT is a corporation, and the OP is a limited partnership, in each case, duly organized, validly existing and in good standing under the laws of the State of Delaware for the Company and OP, and the State of Maryland for the REIT, duly qualified to do business in the State of California, and possessing all requisite limited liability or corporate power and authority, as applicable, to carry on its business as presently conducted. The Company is presently qualified to do business as a foreign limited liability company in each other jurisdiction in which the failure to be so qualified would have a material adverse effect on the Company’s business as now conducted. The Company has furnished the Purchaser with a true, correct and complete copy of its certificate of formation and operating agreement in effect as of the date of this Agreement.

2.2 Power and Authority. Each of the Company and Parent have all requisite legal and corporate power and authority to execute and deliver this Agreement and the Amended and Restated Operating Agreements of the Company and of TNP SRT Craig Promenade, LLC, in the form attached hereto as Exhibit A (the “Amended and Restated Operating Agreements” and, together with this Agreement, the “Agreements”), and to sell and issue the Interest and to carry out and perform its obligations under the terms of the Agreements.

2.3 Subsidiaries. Section 2.3 of the Disclosure Schedules sets forth a complete list of the subsidiaries or affiliated companies in which the Company holds an equity interest and each such company’s jurisdiction of organization (the “Subsidiaries”). The Company is the sole member and sole legal and beneficial owner of one hundred percent (100%) of the membership interests in each Subsidiary, and does not otherwise own or control, directly or indirectly, any equity interest in any corporation, partnership, limited liability company, association or other business entity. Each of the Subsidiaries is duly organized, validly existing and in good standing under the laws of each Subsidiary’s jurisdiction of organization, is duly qualified to do business in the state where its real property assets are located, and possesses all requisite organizational power and authority to carry on its business as presently conducted. With respect to each Subsidiary, the Company has furnished the Purchaser with a true, correct and complete copy of its certificate of formation and operating agreement in effect as of the date of this Agreement.

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2.4 Capitalization. Parent is the sole member of the Company and sole legal and beneficial owner of one hundred percent (100%) of the membership interests in the Company. There are no options, warrants or other rights to purchase any equity interest in Company or any Subsidiary or which by its terms would be convertible into an equity interest in the Company or any Subsidiary, as applicable.

2.5 Authorization. All corporate action on the part of Parent, the Company, its officers, directors, members and shareholders necessary for the authorization, execution, delivery and performance by the Company of the Agreements, and the consummation of the transactions contemplated therein and for the authorization, sale, issuance and delivery of the Interest and the performance of all of the Company’s obligations under the Agreements has been taken. The Agreements, when executed and delivered by the Company, shall constitute legal, valid and binding obligations of the Company, and the Agreements are enforceable against the Company in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting enforcement of creditors’ rights generally, or (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies (the “Enforceability Exceptions”). The Interest, when issued in compliance with the provisions of this Agreement, will be duly and validly issued, will be fully paid and nonassessable, will have been issued in compliance with all applicable federal and state securities laws in all material respects, and will have the rights, preferences and privileges described in the Amended and Restated Operating Agreement. Upon issuance, the Interest will be free of any liens, encumbrances or preemptive rights, other than any liens or encumbrances created by or imposed upon the holders through no action of the Company subject to any restrictions on transfer under state and/or federal securities laws and as set forth in the Agreements.

2.6 Contracts and Other Commitments. Other than that certain Forbearance Agreement dated as of April 1, 2013 by and among the Company, the Subsidiaries, the REIT, OP and Keybank National Association (the “Forbearance Agreement”) in connection with the Obligations (as defined therein) and the certain obligations of the Company and its Subsidiaries listed therein (collectively, the “Keybank Loan”), neither the Company nor any Subsidiary is a party to any:

(a) agreement for the purchase of fixed assets;

(b) indenture, loan or credit agreement, note agreement, deed of trust, mortgage, security agreement, promissory note or other agreement or instrument relating to or evidencing indebtedness for borrowed money or subjecting any asset or property of the Company to any lien or evidencing any indebtedness;

(c) guaranty of any indebtedness;

(d) leases or agreements under which the Company is lessee of or holds or operates any property, real or personal, owned by any other party under which payments to such persons exceed Seventy Five Thousand Dollars ($75,000) per year in any instance or Two Hundred Thousand Dollars ($200,000) in the aggregate;

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(e) agreement granting any preemptive or similar right to any person as a result of the issuance of the Interest;

(f) agreements or other commitments or arrangements with any person continuing for a period of more than six months from the date of this Agreement which involves an expenditure or receipt by the Company in excess of Seventy Five Thousand Dollars ($75,000) in any instance or Two Hundred Thousand Dollars ($200,000) in the aggregate or any agreement to sell, exchange or otherwise dispose of any of its assets or rights, other than in the ordinary course of business; or

(g) agreement, understanding or proposed transaction between the Company and any of its officers, directors, employees, affiliates or any affiliate thereof;

For the purposes of this Section 2.6, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

2.7 Title to Properties and Assets; Liens, etc. The Company and each Subsidiary has good and valid title to its owned properties and assets, and has valid leasehold interests to its leased property and assets, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (a) the lien of current taxes not yet due and payable, (b) the Property Loan Documents (as defined in the Forbearance Agreement), and (c) possible minor liens and encumbrances which do not in any case or in the aggregate detract from the value of the property subject thereto or impair the operations of the Company, and which have not arisen otherwise than in the ordinary course of business. The Company is in compliance with all material terms of each lease to which it is a party or is otherwise bound.

2.8 Real Property. Section 2.8 of the Disclosure Schedules lists all of the real properties owned by the Company and its Subsidiaries. The Company and each Subsidiary has good and marketable fee simple title to all its real properties and all improvements thereon and appurtenances thereto (the “Real Property”). The Company has delivered or made available to Purchaser true, complete and correct copies of the deeds and other instruments (as recorded) by which the Company or any Subsidiary, as applicable, acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Company or such Subsidiary and relating to the Real Property. With respect to leasehold interests in real property, the Company has delivered or made available to Purchaser true, complete and correct copies of any leases to which the Company or any Subsidiary are a party. The use and operation of the Real Property in the conduct of the Company’s business do not violate in any material respect any law, covenant, condition, restriction, easement, license, permit or agreement. There are no actions pending nor, to the Company’s knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

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2.9 Condition And Sufficiency of Assets. To the actual knowledge of the independent directors of the REIT, the buildings, fixtures, machinery and equipment of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, fixtures, machinery and equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

2.10 Environmental Matters.

(a) The Company and each Subsidiary is currently and has been in compliance with all Environmental Laws and has not, and neither the Company nor any Subsidiary has, received from any person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) No real property currently or formerly owned, operated or leased by the Company or any Subsidiary is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(c) There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company (or any Subsidiary) or any real property currently or formerly owned, operated or leased by the Company or any Subsidiary, and neither the Company nor any Subsidiary has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Company or any Subsidiary (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, the Company or any Subsidiary.

(d) Neither the Company nor any Subsidiary has retained or assumed, by contract or operation of law, any liabilities or obligations of third parties under Environmental law.

(e) The Company has provided or otherwise made available to Purchaser any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business, Real Property or other assets of the Company of any Subsidiary or any currently or formerly owned, operated or leased real property which are in the possession or control of the Company or any Subsidiary related to compliance with Environmental laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials.

2.11 Compliance with Other Instruments. Neither the Company nor any Subsidiary is (i) in violation of any term of its Certificate of Formation or Operating Agreement, as each are amended to date, or of any material term of any mortgage, indebtedness, indenture, contract, agreement, instrument, judgment or decree, (ii) to the best of its knowledge, in violation of any order, statute, rule or regulation applicable to the Company or such Subsidiary, and (iii) is in breach or default of any material contract in such a way that would cause the Company or any Subsidiary to lose any material benefit or incur any material liability other than as described in the Forbearance Agreement. The execution, delivery and performance of and compliance with the Agreements and the issuance of the Interest have not resulted and will not result in any violation of, or conflict with, or constitute a default under, the Company’s Certificate of Formation or Operating Agreement, as amended, or any of its material agreements, subject to obtaining the consent of the lender under the Keybank Loan, nor result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company or any Subsidiary.

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2.12 Litigation, etc. There is no action, suit, proceeding or investigation pending or currently threatened against the Company which questions the validity of the Agreements, or the right of the Company to enter into the Agreements or to consummate the transactions contemplated thereby, or which might result, either individually or in the aggregate, in any material adverse changes in the assets, condition or affairs of the Company or any Subsidiary, financially or otherwise, nor, to the actual knowledge of the independent directors of the REIT, is there any basis for the foregoing. Neither the Company nor any Subsidiary is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company or any Subsidiary currently pending or which the Company or any Subsidiary intends to initiate.

2.13 Governmental Consent, etc. No consent, approval or authorization of or designation, declaration or filing with any United States governmental authority on the part of the Company is required in connection with the valid execution and delivery of the Agreements, or the offer, sale or issuance of the Interest, except qualification (or taking such action as may be necessary to secure an exemption from qualification or registration, if available) of the offer and sale of the Interest under the California and federal securities laws, which filings and qualifications, if required, will be accomplished in a timely manner.

2.14 Brokers or Finders. Neither the Company nor Parent has engaged any brokers, finders or agents and Purchaser has not incurred, and will not incur, directly or indirectly, as a result of any action taken by the Company, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Agreements and the transactions contemplated hereby or thereby. The Company agrees to indemnify and hold harmless Purchaser from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which Purchaser or any of its officers, partners, employees or representatives is responsible.

2.15 Employees. Neither the Company nor any of its subsidiaries now have or have ever had any employees.

2.16 Tax Returns and Payments. The Company and each Subsidiary has filed all tax returns and reports as required by law. Such returns and reports are true and correct in all material respects. The Company and each Subsidiary has paid all taxes and other assessments due. None of the Company’s or the Subsidiaries’ tax returns has been audited by a state or federal tax authority. The Company or each Subsidiary, as applicable, has withheld or collected from each payment made to each of its employees, the amount of all taxes required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositories.

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2.17 Insurance. The Company and each Subsidiary maintains insurance policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance relating to the assets, business, operations, employees, officers and managers of the Company with commercially reasonable and customary coverage and policy limitations (collectively, the “Insurance Policies”), true and complete copies of such Insurance Policies have been made available to Purchaser. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither the Company nor any Subsidiary has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of Seller or any of its Affiliates (including the Company) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by persons conducting a business similar to the Company and are sufficient for compliance with all applicable laws and contracts to which the Company or any Subsidiary is a party or by which it is bound.

2.18 Financial Statements. As of the date hereof, the parties hereto acknowledge and agree that the Parent is not able to provide Financial Statements (as defined below) with sufficient accuracy or completeness to satisfy any party hereto. Following the date hereof, the Parent will reasonably cooperate with Purchaser’s affiliate, Glenborough, LLC, to prepare accurate Financial Statements for the Company. Prior to completing the post-closing adjustment to the Purchase Price contemplated per Section 1.2 above, the parties hereto will agree upon and attach hereto as Section 2.18 of the Disclosure Schedules: (i) the Company’s consolidated balance sheets as March 31, 2013 (or such later date as the parties agree) and consolidated statements of operations and owners’ equity (deficit), for the three months then ended (collectively, the “Financial Statements”). Once agreed upon and incorporated herein, the Parent represents and warrants to the Purchaser that: The Financial Statements are complete and correct in all material respects. Except as set forth in the Financial Statements, the Company has no material liabilities, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to of the Financial Statements, and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results of the Company. Except as disclosed in the Financial Statements, the Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

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2.19 Changes. Since January 1, 2013, other (i) than that certain pad sale at the property commonly known as Willow Run in February 2013 and (ii) certain defaults under that certain Forbearance Agreement in connection with the Keybank Loan, each of which Parent has advised Purchaser of prior to the date hereof, there has not been:

(a) any damage, destruction or loss, whether or not covered by insurance, which has resulted in a Material Adverse Effect (as defined below);

(b) any waiver by the Company or any Subsidiary of a valuable right or of a material debt owed to it;

(c) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company or any Subsidiary, except in the ordinary course of business and that is not material to the assets, properties, financial condition, operating results or business of the Company (as such business is presently conducted and as it is proposed to be conducted) or that of any Subsidiary;

(d) any material change or amendment to a material contract or arrangement by which the Company, any of its Subsidiaries, or any of its assets or properties is bound or subject;

(e) any sale, lease, assignment, exclusive license, or transfer of all or any material portion of any real or personal property of the Company or any Subsidiary;

(f) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its or its Subsidiary’s material properties or assets, except liens for taxes not yet due or payable;

(g) any declaration, setting aside or payment or other distribution in respect of any of the Company’s equity, or any direct or indirect redemption, purchase or other acquisition of any of such equity interest by the Company;

(h) to the best of the Company’s knowledge, any other event or condition of any character that might result in a Material Adverse Effect; or

(i) any agreement or commitment by the Company to do or that would result in any of the things described in this Section 2.19.

For the purposes of this Agreement, “Material Adverse Effect” means any change which materially and adversely affects the assets, properties, financial condition, operating results, prospects or business of the Company (as such business is presently conducted and as it is proposed to be conducted) or that of any Subsidiary.

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2.20 Employee Benefit Plans. The Company does not have an Employee Benefit Plan as defined in the Employee Retirement Income Security Act of 1974.

2.21 Full Disclosure; Effect of Purchaser’s Knowledge.

(a) The Company and Parent has fully provided Purchaser with, or to the extent applicable, made available through its publicly available filings with the Securities and Exchange Commission, all the information which Purchaser has requested to decide whether to purchase the Interest and all information which the Company or Parent believes is reasonably necessary to enable Purchaser to make such decision. The representations and warranties of the Company and Parent contained in this Agreement and other documents made or delivered in connection herewith, when taken together, do not contain any untrue statement of material fact or omit any material fact necessary to make the statements contained therein or herein in view of the circumstances under which they were made not misleading.

(b) Notwithstanding anything contained herein to the contrary, neither the Company, nor the REIT, nor the OP shall have any liability for any breach of or inaccuracy in any representation or warranty made by any of them to the extent that any Purchaser Affiliate (as defined below) (i) had actual knowledge at or before the Closing of any facts as a result of which such representation or warranty was breached or inaccurate; or (ii) was provided, at or before the Closing, a document disclosing such facts. For the purposes of this Agreement, “Purchaser Affiliate” shall mean Andrew Batinovich or G. Lee Burns.

2.22 Disclosure Schedules. The Disclosure Schedules, all of which are incorporated into this Agreement as if set forth in full in this Agreement, are true, correct and complete.

3. Representations and Warranties of the Purchaser. Purchaser hereby represents and warrants to the Company that:

3.1 Authorization. Purchaser has full power and authority to enter into the Agreements. The Agreements, when executed and delivered by such Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their respective terms, except as limited by the Enforceability Exceptions.

3.2 Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Interest to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person with respect to the Interest. The Purchaser has not been formed for the specific purpose of acquiring the Interest.

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3.3 Restricted Securities. The Purchaser understands that the Interest has not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Interest is a “restricted security” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Interest indefinitely unless it is registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Interest for resale. The Purchaser further acknowledges that, if an exemption from registration or qualification is available, it may be conditioned on various requirements, including, but not limited to, the time and manner of sale, the holding period for the Interest, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

3.4 No Public Market. The Purchaser understands that no public market now exists for any of the securities issued by the Company and that the Company has made no assurances that a public market will ever exist for the Interest.

3.5 Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

4. Conditions of the Purchaser’s Obligations at the Closing. The obligations of each Purchaser to the Company under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

4.1 Certificate. An authorized signatory of the Company shall have delivered to the Purchaser a certificate certifying (a) the Certificate of Formation of the Company, (b) the Operating Agreement of the Company, (c) the resolutions of the Member of the Company approving the Agreements and the transactions contemplated thereby.

4.2 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Interest pursuant to this Agreement shall be obtained and effective as of the Closing.

4.3 Amended and Restated Operating Agreement of the Company. Parent shall execute and deliver to Purchaser a signature page to the Amended and Restated Operating Agreement of the Company and duly executed Amendment to the Company’s Certificate of Formation changing the name of the Company to “SRT Secured Holdings LLC” to be filed promptly following the Closing.

4.4 Amended and Restated Operating Agreement of TNP SRT Craig Promenade, LLC. The Company shall execute and deliver to Purchaser a signature page to the Amended and Restated Operating Agreement of TNP SRT Craig Promenade, LLC.

4.5 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to each Purchaser, and each Purchaser (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested. Such documents may include good standing certificates.

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4.6 Lender Consent. Keybank shall have given its consent to the transactions contemplated herein in form and content reasonably acceptable to Purchaser.

5. Conditions of the Company’s Obligations at the Closing. The obligations of the Company to Purchaser under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

5.1 Representations and Warranties. The representations and warranties of each Purchaser contained in Section 3 shall be true and correct in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

5.2 Performance. All covenants, agreements and conditions contained in this Agreement to be performed by the Purchaser on or prior to the Closing shall have been performed or complied with in all material respects.

5.3 Amended and Restated Operating Agreement. Purchaser shall execute and deliver to Company a signature page to the Amended and Restated Operating Agreement.

5.4 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Interest pursuant to this Agreement shall be obtained and effective as of the Closing.

5.5 Lender Consent. Keybank shall have given its consent to the transactions contemplated herein in form and content reasonably acceptable to Purchaser.

6. Post-Closing Covenants.

6.1 Property and Asset Management Agreements. On or prior to the earlier to occur of (i) the date that is thirty (30) days following the Closing or (ii) the closing date of that certain deed in-lieu transaction related to the property commonly known as Lahaina Gateway, at its sole cost and expense, Parent shall have taken all necessary steps to terminate any and all Property and Asset Management Agreements between the Company and/or its Subsidiaries and TNP Property Manager, LLC, and shall have entered into replacement Property and Asset Management Agreements for each of its properties with Glenborough, LLC (the “Terminations”). The REIT and OP hereby agree, jointly and severally, to indemnify, defend and hold harmless, to the fullest extent permitted by law, each of the Company and the Purchaser and their respective affiliates as well as their respective agents and representatives (each, an “Indemnitee”) against and in respect of any and all actions, suits, proceedings, claims, demands, liabilities, judgments, costs, expenses (including legal fees and amounts paid in settlement), losses, and damages (collectively, “Claims”), resulting from, arising under, or related to the Terminations or the TNP property management agreements, including, without limitation, any Claims made by TNP Property Manager, LLC or any of its officers, members, managers or affiliates.

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Prior to the final disposition of any Claim with respect to which any Indemnitee may be entitled to indemnification hereunder, the REIT and the OP shall pay to the Indemnitee an amount equal to all expenses of said Indemnitee incurred in the defense of said Claim, in advance of such final disposition and as such expenses are incurred, so long as the REIT and the OP have received a written undertaking from a credit worthy entity or person of said Indemnitee, as reasonably determined by the Special Committee, to repay to the REIT and the OP the amount so advanced if it shall be determined by a court of competent jurisdiction that said Indemnitee was not entitled to indemnification hereunder.

6.2 Amendment of Certificate of Formation. Promptly following the Closing, Parent and Purchaser shall use their best efforts to cause the Amendment to the Company’s Certificate of Formation changing the name of the Company to “SRT Secured Holdings LLC” to be filed with the Delaware Secretary of State.

7. Definitions. The following terms shall have the meanings given to them in this Section 7.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any action, governmental order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable law, and any governmental order or binding agreement with any governmental authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

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“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental law or any term or condition of any Environmental Permit.

“Environmental Permit” means any permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

8. Miscellaneous.

8.1 Survival of Representations and Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of the Company and the Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Purchaser or the Company.

8.2 Transfer; Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

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8.3 Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

8.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

8.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.6 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by fax, if sent during the normal business hours of the recipient (if not, then on the next business day), or five (5) days after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page hereto, or as subsequently modified by written notice.

8.7 Fees and Expenses. The Company and Purchaser shall each be responsible for their own legal fees and expenses incurred in connection with the transactions contemplated by this Agreement.

8.8 Attorneys’ Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of the Agreements, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

8.9 Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Company and Purchaser. Any amendment or waiver effected in accordance with this Section 8.9 shall be binding upon Purchaser and each transferee of the Interest, each future holder of all such securities, and the Company.

8.10 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of this Agreement shall be interpreted as if such provision were so excluded and (c) the balance of this Agreement shall be enforceable in accordance with its terms.

8.11 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

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8.12 Entire Agreement. The Agreements and the documents executed in connection therewith constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly canceled.

8.13 Corporate Securities law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF THE SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO THE QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON THE QUALIFICATION BEING OBTAINED UNLESS THE SALE IS SO EXEMPT.

[Signature page follows]

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The parties have executed this Membership Interest Purchase Agreement as of the date first written above.

COMPANY:

TNP SRT SECURED HOLDINGS, LLC,
A Delaware limited liability company

By:	TNP STRATEGIC RETAIL OPERATING PARTNERSHIP, L.P., AS SOLE MEMBER OF TNP SRT SECURED HOLDINGS, LLC

By:	TNP STRATEGIC RETAIL TRUST, INC., AS GENERAL PARTNER OF TNP STRATEGIC RETAIL OPERATING PARTNERSHIP, L.P.

By:	/s/ Jeffrey S. Rogers
Jeffrey S. Rogers

PURCHASER:

SRT SECURED HOLDINGS MANAGER, LLC,
A Delaware limited liability company

By:	/s/ Andrew Batinovich
Name:	Andrew Batinovich
Title:	CEO

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EXHIBITS AND SCHEDULES

Exhibit A -	Amended and Restated Operating Agreements

Exhibit B -	Disclosure Schedules

EXHIBIT A

Amended and Restated

Operating Agreements

[See attached]

A-1

EXHIBIT B

disclosure SCHEDULES

[See attached]